Exhibit 24.1
POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard S Willis and Diane Lapp, or either of them, as his/her true and lawful attorney-in-fact and agent, each with the power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any amendments to this Annual Report on Form 10-K, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Signature	Title	Date

/s/ Richard S Willis	President and Chief Executive Officer and
Richard S Willis	Director (principal executive officer)	May 25, 2012

/s/ Diane D. Lapp	Interim Chief Financial Officer (principal
Diane D. Lapp	financial and accounting officer)	May 25, 2012

/s/ Timothy R. Gentz	Chairman of the Board	May 25, 2012
Timothy R. Gentz

/s/ Keith A. Benson	Director	May 25, 2012
Keith A. Benson

/s/ David F. Dalvey	Director	May 25, 2012
David F. Dalvey

/s/ Frederick C. Green IV	Director	May 25, 2012
Frederick C. Green IV

/s/ Kathleen P. Iverson	Director	May 25, 2012
Kathleen P. Iverson

/s/ Bradley J. Shisler	Director	May 25, 2012
Bradley J. Shisler

/s/ Tom F. Weyl	Director	May 25, 2012
Tom F. Weyl